EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement is effective as of February 26, 2002 (the “Effective Date”) between Certicom Corp., a Yukon Territory, Canada corporation (“Certicom”) and Ian McKinnon (“Employee”).

In consideration of the mutual promises and conditions in this Employment Agreement, and all benefits associated with the employment of Employee, it is agreed as follows:

ARTICLE 1—EMPLOYMENT

1.1  Employment

Commencing February 26, 2002, Certicom will employ Employee as its President and Chief Executive Officer (the “Employment”). Employee will perform such duties and exercise such powers related to such offices as set forth in the by-laws of Certicom and as prescribed or specified by the Board of Directors of Certicom, subject always to the control and direction of such Board of Directors.

ARTICLE 2—REMUNERATION

2.1  Base Salary

As compensation for the services by Employee hereunder, Certicom will pay Employee during the term of the Employment a gross annual salary of $358,000 (“Base Salary”), payable on the fifteenth and the last day of each calendar month.

2.2  Bonus

Commencing after the fiscal year ended April 30, 2003, Certicom may pay Employee an annual bonus (the “Annual Bonus”) of up to $191,000 per year, payable within 120 days of the end of each applicable fiscal year of Certicom. The Annual Bonus will be based upon the achievement by Certicom and Employee of certain objectives (which objectives may include net income, operating profit, cash flow and customer satisfaction) as established by the Board of Directors of Certicom and Employee by mutual agreement within 30 days of the commencement of each fiscal year of Certicom.

2.3  Stock Options

(a)  Employee will be entitled to participate in Certicom’s 1997 Stock Option Plan (“SOP”) and any additional stock option plans or stock purchase plans as may be established by Certicom, unless such participation is not permitted by the terms of such additional plan. Employee will be eligible for grants of employee stock options pursuant to such plans on the same basis as other senior executive officers of Certicom. Except as set forth in Section 2.3(b), the grant of any future options or any benefits under such plans will be in the sole and absolute discretion of the

Board of Directors of Certicom and nothing in this Agreement will be construed as guaranteeing the grant of any options whatsoever to the Employee except for those grants of options set forth in Section 2.3(b).

(b)  As soon as practicable after execution of this Agreement and in accordance with the terms and conditions of the SOP (or, subject to regulatory approval, outside of the SOP provided however that the terms and conditions of the SOP will apply) and all regulatory requirements (including, without limitation, the determination of exercise price), Certicom will grant to the Employee options to acquire that number of common shares of Certicom as set forth below:

(1)  1,200,000 that will automatically vest 25% after one year and 1/48 per month thereafter (for greater certainty, the parties acknowledge that all such options will be fully vested within four years of the date of grant provided that Employee remains employed by Certicom, and continues to work at Certicom (provided that for purposes of this Section 2.3(b)(1), the Employee will be deemed to be working at Certicom during all authorized leaves from Certicom), continuously throughout such four year period);

(2)  80,000 that will vest on April 30, 2003 provided that the objectives established by the Board of Directors pursuant to Section 2.2 for the fiscal year ended April 30, 2003 are achieved by Certicom and the Employee; and

(3)  30,000 that will vest on April 30, 2003 provided that Certicom and Employee achieve certain stretch performance targets as established by the Board of Directors of Certicom and Employee by mutual agreement prior to May 31, 2002.

(c)  In the event there is a Change of Control (as defined below), 50% of any options or other rights to acquire securities of Certicom that are not vested on the date of such Change of Control, whether granted prior to or subsequent to the date hereof, including, without limitation, any such unvested options or rights granted pursuant to the SOP, will immediately vest and become fully exercisable.

(d)  In the event that Employee’s employment is terminated without cause after a Change of Control or Employee resigns his employment with Good Reason (as defined below) after a Change of Control, then 100% of any options or other rights to acquire securities of Certicom that are not vested on the date of such termination or resignation, whether granted prior to or subsequent to the date hereof, including, without limitation, any such unvested options or rights granted pursuant to the SOP, will immediately vest and become fully exercisable.

For the purposes of this Agreement, “Change of Control” will be deemed to mean the occurrence of (i) a person, including the person’s affiliates and associates, becoming the beneficial owner of directly or indirectly, or, exercising control or direction over, common shares of Certicom carrying in excess of 50% of the total voting rights attached to such common shares; or (ii) Certicom consolidating or amalgamating with, or merging with or into, another person or selling, assigning, conveying, transferring, leasing or otherwise disposing of all or substantially all of its assets to any person, or any person consolidating or amalgamating with, or merging with or into, Certicom, in any such event pursuant to a transaction in which any of the outstanding common shares of Certicom are converted into or exchanged for cash, securities or other property, other than any such transaction in which the outstanding common shares of Certicom are converted into or exchanged for, or the assets of Certicom are exchanged for, voting securities or securities exchangeable at the option of the holder into voting securities of the surviving or transferee person constituting a majority of such voting securities (giving effect to such issuance and the exercise of any rights to exchange such securities into voting securities). For purposes hereof, the terms “person”, “affiliate” and “associate” will have the respective meanings set forth in the Business Corporations Act (Ontario).

For the purposes of this Agreement, “Good Reason” will be deemed to exist where, following a Change of Control: (1) Certicom materially alters or reduces Employee’s duties, responsibilities, authority or base compensation from those in effect immediately prior to the occurrence of a Change of Control (including an alteration or reduction indirectly in the form of resource allocation or other assignment), including but not limited to Employee not acting as president or chief executive officer of any newly combined entity; (2) Certicom requires Employee to perform Employee’s duties and responsibilities at a location that is more than 50 miles from Employee’s current home address, which address is 63 Fairfield Road, Toronto, Ontario, M4P 1S9; (3) Certicom materially breaches the terms of this Agreement or any other agreement between Certicom and Employee with respect to the payment or vesting of compensation or benefits or in any other material respect and such breach is not cured within thirty (30) days after Certicom receives written notice thereof; or (4) Certicom requires Employee to perform illegal or fraudulent acts or omissions.

2.4   Benefits

With effect as of the Effective Date, Employee will be entitled to participate in all of Certicom’s benefit plans generally available to its senior executive employees from time to time, as determined by Certicom in its discretion, in accordance with the terms thereof. Employee will be entitled to participate in his own personal benefits plan (in lieu of Certicom’s benefits plans) and Certicom will reimburse Employee for all amounts actually paid by Employee in respect of such personal benefits plans to a maximum of $450 per month.

2.5   Vacation

Employee will be entitled to vacation as defined in Certicom’s Vacation Policy, provided, however, that Employee will be entitled to not less than four weeks paid vacation per year to be taken at a time or times convenient for Certicom.

2.6   Expenses

Employee will be reimbursed for all authorized travel and other out of pocket expenses actually and properly incurred by him in connection with his duties hereunder. For all such expenses, Employee will furnish to Certicom statements and vouchers as and when required by Certicom.

ARTICLE 3—EMPLOYEE’S COVENANTS

3.1   Service

During his employment, Employee will devote such time, attention, energies, interests, and abilities for the business of Certicom as is reasonably necessary to fulfill his responsibilities, will well and faithfully serve Certicom, and will use his best efforts to promote the interests of Certicom. Employee will not engage in any business activity that would be adverse to Certicom or its business prospects, financial or otherwise.

3.2   Duties and Responsibilities

Employee will use reasonable efforts to duly and diligently perform all the duties assigned to him while in the employ of Certicom, and will truly and faithfully account for and deliver to Certicom all money, securities and things of value belonging to any entity in Certicom that Employee may, from time to time, receive for, from or on account of any entity in Certicom.

3.3   Rules, Regulations, Policies and Procedures

Employee will be bound by and will faithfully observe and abide by all the rules, regulations, policies and procedures that Certicom may institute at its discretion from time to time that are brought to Employee’s notice or of which he should reasonably be expected to be aware.

3.4   Confidentiality and Rights Agreement

Employee will execute and deliver the Confidentiality and Rights Agreement in the form attached hereto as Exhibit “A”. The terms of the Confidentiality and Rights Agreement are incorporated herein as if fully set forth. Employee’s obligations under such Confidentiality and Rights Agreement will continue both before and after he has used any confidential information for the purposes of such Confidentiality and Rights Agreement, and both before and after the employment of Employee with Certicom ceases for whatever reason, and will continue until such time as Employee is expressly released therefrom by Certicom in writing. The obligations of Employee under this Agreement will be binding on the assigns, executors, administrators or legal representatives of Employee. Any breach by Employee of the provisions of this paragraph of this Agreement or the Confidentiality and Rights Agreement will cause irreparable damage to Certicom, and any such breach will entitle Certicom to seek immediate injunctive relief from a court of competent jurisdiction.

ARTICLE 4—TERMINATION OF EMPLOYMENT

4.1   Termination by Certicom Without Cause or by Employee for Good Reason

In the event that Certicom terminates that Employee’s employment under this Agreement at any time without cause or Employee resigns his employment at any time for Good Reason (as defined in Section 2.3), then in exchange for Employee executing and delivering to Certicom a release and indemnity in the form attached as Exhibit “B”, Certicom will provide Employee with the following:

(a)   an amount equal to the sum of:

(i)   the Base Salary, and

(ii)   the average Annual Bonus paid to Employee, if any, in respect of the two most recently completed fiscal years preceding the date of the termination or the resignation; provided, however, that notwithstanding the foregoing, the amount payable to Employee pursuant to this paragraph 4.1(a)(ii) in respect of a termination or resignation occurring in the fiscal year ended April 30, 2003 will be nil and in respect of a termination or resignation occurring in the fiscal year ended April 30, 2004 will be the Annual Bonus for the fiscal year ended April 30, 2003, such amount to be payable in twelve (12) equal monthly instalments unless subsequent to the termination or resignation, a Change of Control (as defined in Section 2.3) occurs at which time such amounts will be due and payable in a lump sum;

(b)   continuation of Employee’s health insurance benefits for a total period of twelve (12) months, so long as Employee continues to make his contributions, if any; and

(c)   twelve (12) months acceleration of vesting of all unvested stock options and other rights to acquire securities held by Employee as of the termination date, being the date Employee ceases to work, or if Section 2.3(d) is applicable, the acceleration provided for by such Section 2.3(d).

4.2   Termination by Employee Without Good Reason

Employee may resign his employment under this Agreement at any time without Good Reason (as defined in Section 2.3) upon the giving of 30 days prior written notice to Certicom. In these circumstances, Employee will receive no payment of any kind or nature, including but not limited to severance, anticipated earnings, stock options or accelerated vesting thereof or other securities of any kind.

4.3   Termination by Certicom for cause

Certicom may terminate Employee’s employment under this Agreement at any time for cause without payment of any compensation of any kind or nature, including but not limited to severance, anticipated earnings, stock options or accelerated vesting thereof or other securities of any kind.

4.4   Return of Property

Upon any termination of Employee’s employment under this Agreement, Employee will at once deliver or cause to be delivered to Certicom, all books, documents, effects, money, securities or other property belonging to Certicom, or for which Certicom is liable to others, that are in the possession, charge, control or custody of Employee.

4.5   Provisions That Will Operate Following Termination

Notwithstanding any termination of Employee’s employment under this Agreement for any reason whatsoever, the provisions of sections 3.4 and 4.4 of this Agreement and any other provisions of this Agreement necessary to give effect thereto, will continue in full force and effect following such termination.

4.6   Indemnity

Certicom will indemnify Employee to the fullest extent permitted by applicable law, including but not limited to the Business Corporations Act (Yukon), and to the fullest extent authorized by the Articles of Incorporation (or their equivalent) and By-Laws of Certicom.

ARTICLE 5—GENERAL

5.1   Interpretation

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not effect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion of this Agreement. All references herein to “$” or “dollars” are to Canadian dollars.

5.2   Benefit of Agreement

This Agreement will bind Employee’s heirs, personal representatives, legal representatives, successors, spouses and assigns, and will bind Certicom, and its successors, purchasers, assignees or any entities who acquire assets of Certicom.

5.3   Entire Agreement

This Agreement, including the Confidentiality and Rights Agreement at Exhibit “A” and any stock option agreement entered into between the parties in relation to the grant of stock options referred to in Section 2.3, constitutes the entire Agreement between the parties with respect to the subject matter hereof, and replaces and supercedes any prior understandings and agreements between the parties.

5.4   Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by Employee and the Chairman of the Board of Directors of Certicom. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

5.5    Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof, and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

5.6   Notices

Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and may be given by personal delivery, by electronic delivery (with proof of successful transmission) or by registered or certified mail, return receipt requested, addressed to the recipient as follows:

To the Employee:	Ian McKinnon 63 Fairfield Road Toronto, Ontario M4P 1S9
To the Employer:	Certicom Corp. Attention: President 25821 Industrial Boulevard Hayward, CA 94545 Fax: (510) 780-5401

or such other address or individual as may be designated by notice by either party to the other.

Any communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof; or if made or given by electronic delivery, on the business day following receipt thereof; or if made or given by registered or certified mail, on the 7th day, other than a Saturday, Sunday or Statutory holiday in California, following the deposit thereof in the mail.

If the party giving any communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, then such communication will not be mailed but will be given by facsimile or personal delivery.

5.7   Submission to Arbitration

Employee and Certicom agree that any dispute or controversy in connection with this Agreement, including its interpretation, will be conclusively settled by submission to arbitration (the “Arbitration”) in accordance with the rules of arbitration of the Arbitration Act (Ontario) as amended from time to time. The Arbitration will be conducted before a single arbitrator mutually agreeable to the parties (the “Arbitrator”). The costs of the Arbitrator will be born equally by the parties.

5.8   Governing Law

This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Province of Ontario as applied to contracts made and to be performed within the Province of Ontario.

5.9   Reasonableness

Employee declares that he has read the foregoing and agrees to the conditions and obligations set forth. Employee also acknowledges that he has been given a reasonable amount of time in which to consult with, and has consulted with, a lawyer with respect to this Agreement.

5.10   Copy of Agreement

Employee acknowledges receipt of a copy of this Agreement duly signed by Employee and Certicom.

Dated:	February 26, 2002		/s/ IAN MCKINNON
Ian McKinnon
Dated:	February 26, 2002		/s/ LOUIS RYAN
Witness to Employee Signature
CERTICOM CORP., a Yukon Territory, Canada corporation
Dated:	February 26, 2002	By:	/s/ BERNARD W. CROTTY
Bernard W. Crotty Chairman

EXHIBIT “A”

PROPRIETARY RIGHTS AGREEMENT

I,                 , recognize that CERTICOM CORP. (the “Company”) is engaged in a continuous program of software research and development and the marketing of software products, and that the Company also provides technical support, consultation and training services relating to those software products. I also recognize the importance of protecting the Company’s trade secrets, confidential information and other proprietary information and related rights acquired through the Company’s expenditure of time, effort and money.

Therefore, because I wish to be employed as a contractor by the Company in a capacity in which I will receive and/or contribute to the Company’s Confidential Information, and in consideration of the salary or wages I will receive from the Company and for my employment by the Company, I agree to be bound by the following terms and conditions:

1.  Definitions

For purposes of this Agreement:

(a)  “Confidential Information” includes any of the following:

(i)  any and all versions of the software and related documentation owned or marketed by the Company, as well as the software and documentation owned by the Company’s suppliers and used internally by the Company, including all related algorithms, concepts, data, designs, flowcharts, ideas, programming techniques, specifications and source code listings;

(ii)  all Developments (as defined below);

(iii)  information regarding the Company’s business operations, methods and practices, including marketing strategies, product pricing, margins and hourly rates for staff and information regarding the financial affairs of the Company;

(iv)  the names of the Company’s clients and the names of the suppliers of computer services and software to the Company, and the nature of the Company’s relationships with these clients and suppliers;

(v)  technical and business information of or regarding the clients of the Company obtained in order for the Company to provide such clients with software products and services, including information regarding the data processing requirements and the business operations, methods and practices and product plans of such clients; and

(vi)  any other trade secret or confidential or proprietary information in the possession or control of the Company,

but Confidential Information does not include information that is or becomes generally available to the public without my fault or that I can establish, through written records, was in my possession prior to its disclosure to me as a result of my work for the Company.

(b)  “Developments” include all

(i)  software, documentation, data, designs, reports, flowcharts, trade-marks, specifications and source code listings, and any related works, including any enhancements, modifications, or additions to the software products owned, marketed or used by the Company; and

(ii)  inventions, devices, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems and improvements, whether patentable or not,

developed, created, generated or reduced to practice by me, alone or jointly with others, during my employment with the Company or that result from tasks assigned to me by the Company or that result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Company.

2.  Non-Disclosure of Confidential Information

At all times during and subsequent to the termination of my employment with the Company, I will keep in strictest confidence and trust the Confidential Information, I will take all necessary precautions against unauthorized disclosure of the Confidential Information, and I will not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor will I copy or reproduce the Confidential Information except as may be reasonably required for me to perform my duties for the Company.

3.  Restricted Use of Confidential Information

(a)  At all times during and subsequent to the termination of my employment with the Company, I will not use the Confidential Information in any manner except as reasonably required for me to perform my duties for the Company.

(b)  Without limiting my obligations under subsection 3(a), I agree that at all times during and subsequent to the termination of my employment with the Company I will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any software that is competitive with any software owned or marketed by the Company.

(c)  Upon the request of the Company, and in any event upon the termination of my employment with the Company, I will immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information that are in my possession or under my direction or control.

4.  Ownership of Confidential Information

(a)  I acknowledge and agree that I will not acquire any right, title or interest in or to the Confidential Information.

(b)  I agree to make full disclosure to the Company of each Development promptly after its creation. I hereby assign and transfer to the Company, and agree that the Company will be the exclusive owner of, all of my right, title and interest to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein. I further agree to cooperate fully at all times during and subsequent to my employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. I agree that the obligations in this clause (b) will continue beyond the termination of my employment with the Company with respect to Developments created during my employment with the Company.

(c)  I agree that the Company, its assignees and their licensees are not required to designate me as the author of any Developments. I hereby waive in whole all moral rights that I may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

(d)  Listed in Schedule A to this Agreement are those works and inventions created by me, alone or jointly with others, prior to my employment by the Company, that are exempt from the operation of this Agreement. If nothing is listed in Schedule A, I represent that I have made no such works or inventions as of the date of this Agreement.

5.  Protection of Computer Systems and Software

I agree to take all necessary precautions to protect the computer systems and software of the Company and of the suppliers and clients of the Company, including without limitation complying with the obligations set out in the Company’s Computer and Network Protection Rules (collectively, the “Rules”). A copy of the Rules, as currently in effect, is attached as Schedule B to this Agreement. I agree that the Company may unilaterally amend the Rules, and upon their delivery to me such new Rules will form part of this Agreement and will be binding on me. I agree that violation of any of such Rules may be grounds for discipline up to and including immediate dismissal for cause.

6.  Non-Competition

I agree that while I am employed by the Company, and for twelve (12) months following the termination of my employment with the Company, without the prior written approval of the Chief Financial Officer of the Company, I will not become engaged, directly or indirectly as an employee, consultant, partner, principal, agent, proprietor, shareholder (other than a holding of shares listed on a stock exchange that does not exceed 2% of the outstanding shares so listed) or advisor, in a business in Canada or the United States of America that

(i)  develops or markets software competitive with the software owned or marketed by the Company, or

(ii) provides consulting, maintenance, support or training services that are competitive with the consulting, maintenance, support or training services provided by the Company, or

(iii)  is a direct competitor of the Company in the security infrastructure market,

provided that if, with respect to the period after the termination of my employment with the Company, such business has two or more divisions located at different addresses, then this Section 6 will not prohibit me from becoming engaged in a division that neither develops nor markets software competitive with the software owned or marketed by the Company nor provides services that are competitive with the services provided by the Company (provided further that in such case all the other obligations of this Agreement will continue to apply to me).

7.  Non-Solicitation of Clients

I agree that while I am employed by the Company, and for twelve (12) months immediately following the termination of my employment with the Company, I will not, directly or indirectly, contact or solicit any Clients of the Company for the purpose of selling or supplying to these Clients of the Company any products or services that are competitive with the products or services sold or supplied by the Company at the time of my termination. The term “Client of the Company” in the preceding sentence means any business or organization that:

(a)  was a client of the Company at the time of the termination of my employment with the Company; or

(b)  became a client of the Company within six months after the termination of my employment with the Company if I was involved with any marketing efforts in respect of such client prior to the termination of my employment with the Company.

8.  Non-Solicitation of Employees

I agree that while I am employed by the Company, and for six (6) months after the termination of my employment with the Company, I will not directly or indirectly hire or retain, directly or indirectly, any employees of or consultants to the Company nor will I solicit or induce or attempt to induce any persons who were employees of or consultants to the Company at the time of such termination or during the 90 days immediately preceding such termination, to terminate their employment or consulting agreement with the Company.

9.  Reasonableness of Non-Competition and Non-Solicitation Obligations

I confirm that the obligations in Sections 6, 7 and 8 are fair and reasonable given that, among other reasons,

(i)  the sustained contact I will have with the clients of the Company will expose me to Confidential Information regarding the particular requirements of these clients and the Company’s unique methods of satisfying the needs of these clients, all of which I agree not to act upon to the detriment of the Company; and/or

(ii)  I will be performing important development work on the software owned or marketed by the Company,

and I agree that the obligations in Sections 6, 7 and 8, together with my other obligations under this Agreement, are reasonably necessary for the protection of the Company’s proprietary interests. I further confirm that the geographic scope of the obligation in Section 6 is reasonable given the international nature of the market for the products and services of the Company. I also agree that the obligations in Sections 6, 7 and 8 are in addition to the non-disclosure and other obligations provided elsewhere in this Agreement. I also acknowledge that my obligations contained in this Agreement will not preclude me from becoming gainfully directly employed in the computer software industry following a termination of my employment with the Company given my general knowledge and experience in the computer industry.

10.  No Conflicting Obligations

(a)  I acknowledge and represent to the Company that my performance as an employee of the Company will not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer of mine or any other third party. I further acknowledge and represent that I am not bound by any agreement or obligation with any third party that conflicts with any of my obligations under this Agreement.

(b)  I represent and agree that I will not bring to the Company, and will not use in the performance of my work with the Company, any trade secrets, confidential information and other proprietary information of any prior employer of mine or any other third party. I represent and agree that in my work creating Developments I will not knowingly infringe the intellectual property rights, including copyright, of any third party.

11.  Enforcement

I acknowledge and agree that damages may not be an adequate remedy to compensate the Company for any breach of my obligations contained in this Agreement, and accordingly I agree that in addition to any and all other remedies available, the Company will be entitled to obtain relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement.

12.  General

(a)  This Agreement will be governed by the laws in force in the Province of Ontario. If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof will be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement. In this Agreement any reference to a termination of employment will include termination for any reason whatsoever and with or without cause.

(b)  The rights and obligations under this Agreement will survive the termination of my service to the Company and will inure to the benefit of and will be binding upon (i) my heirs and personal representatives and (ii) the successors and assigns of the Company.

I HAVE READ THIS AGREEMENT, UNDERSTAND IT, HAVE HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND I AGREE TO ITS TERMS. I acknowledge having received a fully executed copy of this Agreement.

Signed, sealed and delivered on this 26th day of February, 2002 in the presence of:

/s/ PAM PRASAD	/s/ IAN MCKINNON
Witness	Employee (signature)

Pam Prasad	Ian McKinnon

(name of witness—printed)	(name of employee—printed)

CERTICOM CORP.

/s/ GREGORY M. CAPITOLO
Signature:

Gregory M. Capitolo
Name:

Schedule A

To:    CERTICOM CORP. (“Company”)

The following is a complete list of all works and inventions relative to the subject matter of my service as an employee of the Company that I created prior to my employment by the Company:

[                ] No works and inventions.

[                ] See below:

[                ] Additional sheets attached.

) ) )
/s/ PAM PRASAD		/s/ IAN MCKINNON
Witness		Employee (signature)
Pam Prasad		Ian McKinnon
(name of witness—printed)		(name—printed)
February 26, 2002
Date

Schedule B

COMPUTER AND NETWORK PROTECTION RULES

All users (“Users”) of the computers and related systems (collectively, the “Computers”) of Certicom Corp. (the “Company”) and the Company’s links to the INTERNET and subscriptions to on-line services (collectively, the “Networks”), including employees of the Company and consultants and independent contractors performing services for the Company, MUST comply with the following rules. Violation of any of these rules is grounds for discipline up to and including immediate dismissal for cause in the case of employees and termination of consulting contracts in the case of consultants and independent contractors. Violation of these Rules may also subject the User to penalties or proceedings under civil law, copyright law and criminal law.

1.  Users may use the Computers and Networks only for purposes directly related to the User’s work with the Company. Users will not store or use games or entertainment software on the Computers, nor will Users download from the Networks into the Computers any “freeware”, “shareware” or any other software, nor will Users input any information or material into the Computers that is unrelated to the User’s work with the Company.

2.  Only authorized copies of software may be used on the Computers and Users will not operate on the Computers software that has been copied illegally. Users will not use the Computers to copy illegally software. Users will respect the software license and Network subscription agreements entered into by the Company.

3.  Copies of computer software licensed to a User personally, and other computer software not licensed directly by the Company, may only be used on the Computers after approval for such use is obtained from the Chief Financial Officer of the Company. If approved, such software may be used and stored only on the personal computer assigned to the User who is the authorized user of such software.

4.  Appropriate virus protection software must be installed on each personal computer, and must be used whenever new software is being loaded onto a personal computer.

5.  A User may use the Company’s links to the Networks only for purposes directly related to the User’s work with the Company, and no such access to the Networks initiated from the Company’s Computers will be used for a personal or any other non-Company purpose.

6.  If a User accesses the Networks from the User’s own computer from the User’s home, the User will not make any reference to the Company in the course of such usage or to the fact that the User is associated with the Company.

7.  Users will not send sensitive information over the Networks given that one risk of doing so is that a recipient may forward the information to numerous others.

8.  Users will not transmit software or other copyright materials over the Networks to third parties, nor will Users download such materials themselves, except with the prior approval of the Chief Financial Officer of the Company. Users will not make or disseminate any defamatory, negligent or other similar statements on the Networks.

9.  Users will be responsible for using the Computers and the Networks in an effective, ethical and lawful manner. Users will respect the rights and interests of others, as well as privacy and confidentiality.

        10.  Users will take all reasonable steps to protect the integrity and the security of the Computers and the Networks, including software and data. Users will not access or disclose systems or data, nor will they destroy or remove software or data, without authorization. Users will not disclose confidential passwords, access codes, account numbers or other authorization assigned to them. Users will not misrepresent themselves as another user, nor will a User change another person’s password without authorization.

USER ACKNOWLEDGEMENT

I HEREBY ACKNOWLEDGE RECEIVING AND READING A COPY OF THESE COMPUTER PROTECTION RULES ON THE DATE INDICATED BELOW AND I AGREE TO BE BOUND BY THEM.

/s/ IAN MCKINNON	February 26, 2002
(signature)	Date
Ian McKinnon
(name printed)

EXHIBIT “B”

RELEASE AND INDEMNITY

WHEREAS my employment with Certicom Corp. (“Certicom”) ceased pursuant to the terms of an Employment Agreement with Certicom dated February 26, 2002;

AND WHEREAS I have agreed to accept the benefits set out in Section 4.1 of the Employment Agreement to which this Release and Indemnity is attached as Exhibit “B”, less all applicable deductions;

NOW THEREFORE THIS RELEASE AND INDEMNITY WITNESSES that in consideration of the benefits set out in Section 4.1 of the Employment Agreement to which this Release and Indemnity is attached as Exhibit “B”, less all applicable deductions, and other good and valuable consideration, I hereby release and forever discharge Certicom and its officers, directors, employees, shareholders and agents from any and all actions, causes of action, claims, complaints and demands whatsoever and, without limiting the generality thereof, all actions, causes of action, claims, complaints and demands arising from my employment with Certicom or from the termination thereof and, without limiting the generality of the foregoing, any claims, statutory or otherwise, for bonuses, overtime pay, vacation pay, public holiday pay, termination pay, severance pay or compensation in lieu of notice and against Certicom or its insurers in respect of any claims for benefits of any kind, including any express or implied right under any contract of employment, the common law, the Employment Standards Act (Ontario), the Human Rights Code (Ontario) or any other statute or regulation;

AND FOR THE SAID CONSIDERATION I further agree not to make any claim or commence any proceedings against any other individual, partnership, association, trust, unincorporated organization or corporation with respect to any matters which may have arisen between the parties to this Release and Indemnity or in which any claim could arise against Certicom for contribution or indemnity or other relief over;

AND FURTHERMORE, FOR THE SAID CONSIDERATION I further covenant and agree to save harmless and indemnify Certicom from and against all claims, charges, taxes, penalties, or demands which may be made by the Minister of National Revenue requiring Certicom to pay income tax, charges, taxes or penalties under the Income Tax Act (Canada) and/or the Income Tax Act of any province in respect of income tax payable by me in excess of income tax previously withheld or withheld from the monies paid to me by Certicom in respect of the agreement herein or otherwise and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands. I further covenant and agree to save harmless and indemnify Certicom from and against all claims, charges, taxes, penalties or demands which may be made by the Minister of Human Resources Development requiring Certicom to pay or reimburse any monies in respect of benefits I may have received under the Canada Employment Insurance Act, and without restricting the generality of the foregoing, under sections 45 and 46 of the aforesaid Act and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands;

AND I HEREBY DECLARE that I have had the opportunity to seek independent legal advice with respect to benefits set out in Section 4.1 of the Employment Agreement to which this Release and Indemnity is attached as Exhibit “B” and I fully understand them. I hereby voluntarily accept the benefits set out in Section 4.1 of the Employment Agreement to which this Release and Indemnity is attached as Exhibit “B”, less all applicable deductions, for the purpose of making full and final compromise, adjustment and settlement of all actions, causes of action, claims, complaints, demands and liability referred to above;

AND FOR THE SAID CONSIDERATION, I agree to keep the terms of this Release and Indemnity and the terms of settlement and the discussions leading up to them completely confidential and agree not to disclose the terms of this Release and Indemnity, the terms of settlement and the discussions leading up to them to anyone, except members of my immediate family and my legal and financial advisors;

AND I hereby agree that the payment of the said consideration shall not be construed as an admission of liability by Certicom;

THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario;

THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon me and Certicom and our respective heirs, executors, administrators, legal personal representatives, successors and assigns.

IN WITNESS WHEREOF I have executed this document at Mississauga, Ontario on the day of February 26, 2002 and set my hand and seal thereto.

SIGNED, SEALED and DELIVERED in the presence of	) )
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/s/ PAM PRASAD		/s/ IAN MCKINNON

WITNESS		IAN McKINNON